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                                                                    EXHIBIT 99.1

For Immediate Release                           Contact: Jack Clegg, CEO
                                                         484-947-2000

                   NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

                         TERMINATION OF MERGER AGREEMENT

West Chester, PA, February 3, 2003 -- Nobel Learning Communities, Inc. (NASDAQ:NLCI), a for-profit provider of education and school management services for the pre-elementary through 12/th/ grade market, announced that it has terminated the Merger Agreement previously entered into with Socrates Acquisition Corporation, and abandoned the merger and the other transactions contemplated thereby, due to the fact that the merger contemplated by the Merger Agreement had not occurred by January 31, 2003. As announced by NLCI on November 14, 2002, Socrates Acquisition Corporation had previously advised the special committee of Nobel Learning Communities, Inc.'s board of directors formed in connection with the proposed merger that Socrates did not believe the contemplated merger consideration would be financeable at $7.75 per share.

Nobel Learning Communities, Inc. operates 179 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI's filings with the SEC.

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